Exhibit 99.1


        Scholastic Announces Fiscal 2008 First Quarter Results

    Harry Potter and the Deathly Hallows Achieves Record Sales and
                           High Sell-Through

   Strong Results Position Company to Meet Plan, Invest in Long-Term
                                Growth


    NEW YORK--(BUSINESS WIRE)--Sept. 20, 2007--Scholastic Corporation (NASDAQ: SCHL) today reported results for the fiscal first quarter ended August 31, 2007 and affirmed its outlook for fiscal 2008.

    Revenue in the first quarter was $586.9 million, up 75% from the prior year period, due in large part to phenomenal sales of Harry Potter and the Deathly Hallows, which was released on July 21, 2007. Net loss for the quarter was $2.8 million or $0.07 per share. This compares to a net loss of $46.9 million or $1.12 per share in the first quarter of fiscal 2007. Scholastic typically records a loss in its fiscal first quarter, when most schools are not in session and its School Book Clubs and Fairs generate minimal revenue.

    "This summer Scholastic again broke publishing records with the launch of Harry Potter and the Deathly Hallows. Exceptional promotion and marketing combined with overwhelmingly favorable publicity resulted in unprecedented sales, while efficient distribution and execution helped us achieve high sell-through and improved margins. Sales of READ 180(R) and educational technology also rose solidly in their primary selling season, reflecting Scholastic's continued success raising student achievement," commented Richard Robinson, Chairman, CEO and President. "These positive first quarter results position us well to meet our fiscal 2008 goals while making planned investments to drive long-term growth, in particular in our education and children's book businesses, and progress toward our 9 to 10% operating margin goal."

    As previously announced, in fiscal 2008 the Company expects total revenue of approximately $2.3 to $2.5 billion, earnings per diluted share of $2.35 to $2.85 and free cash flow of $80 to $100 million.

    First Quarter Segment Results

    Children's Book Publishing and Distribution. Segment revenue for the quarter was $342.5 million, up over 200% from the prior year period. Harry Potter(R) trade revenue increased to approximately $240 million from $5 million in last year's first quarter, reflecting the successful launch of Harry Potter and the Deathly Hallows, as well as higher sales of the first six Harry Potter titles. This factor significantly benefited segment operating profit for the quarter, which improved to $2.7 million compared to a loss of $67.3 million a year ago.

    Educational Publishing. Segment revenue for the quarter was $127.8 million, level with the prior year period. Educational technology sales rose 9% largely due to solid sales of READ 180 and FASTT Math(TM). This was offset by schools' continued weak spending on supplemental materials, which resulted in lower sales in Paperbacks and Library Publishing. Segment operating profit was $30.6 million compared to $32.7 million in the first quarter of last year, primarily reflecting lower revenue in Paperbacks and planned investments in the sales organization.

    International. Segment revenue for the quarter was $99.6 million, up 26% (17% in local currencies) from the prior year period. Segment operating loss improved to $2.7 million compared to $5.5 million in the prior year period, primarily due to strong export sales of Harry Potter and improved results in Australia and Asia.

    Media, Licensing and Advertising. Segment revenue for the quarter rose 8% to $17.0 million, due in part to higher sales of interactive products. Segment operating loss improved to $5.1 million from $6.1 million in the prior year period, primarily reflecting additional deliveries of television programming for which expenses had already been amortized.

    Other Financial Results. Corporate overhead in the quarter was $20.3 million compared to $19.9 million in the prior year period, reflecting higher Harry Potter-related expenses, partly offset by company-wide efforts to reduce costs. Higher stock-based compensation expense of $0.02 per diluted share in the quarter also impacted corporate overhead, as well as segment results. The adoption of FIN 48 ("Accounting for Uncertainty in Income Taxes") effective June 1, 2007, together with FAS 109 ("Accounting for Income Taxes"), resulted in additional tax expense of $0.02 per diluted share in the quarter, partially offsetting the tax benefit related to the Company's seasonal net loss. As a result, the Company's effective tax rate in the first quarter was 12.2%.

    Free cash use (as defined) in the first quarter was $129.7 million compared to $147.9 million in the prior year period, reflecting improved operating results and lower inventories, partially offset by higher Harry Potter-related working capital. Inventory levels declined by $16.8 million or 3% compared to a year ago. In the quarter the Company received 5.1 million shares of its common stock under a previously announced $200 million accelerated share repurchase ("ASR"). Under the agreement the Company may receive up to 1.1 million additional shares at the end of next month, with the final amount based on the average price of the common stock over the term of the ASR. Because of additional debt to finance the ASR, partially offset by strong free cash flow in the intervening twelve months, net debt (as defined) was $546.8 million at quarter end, up from $456.1 million a year earlier.

    Conference Call

    The Company will hold a conference call to discuss its results at 8:00 am ET today, September 20, 2007. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

    The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, scholastic.com. Following the call, slides from the conference call will also be posted in the Investor Relations section of scholastic.com.

    About Scholastic

    Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs, school-based book fairs, and school-based and direct-to-home continuity programs; retail stores, schools, libraries and television networks; and the Company's Internet site, scholastic.com.

    Forward-Looking Statements

    This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.



                        SCHOLASTIC CORPORATION
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (UNAUDITED)
        (Amounts in millions except share and per share data)

                                                   -------------------
                                                   THREE MONTHS ENDED
                                                   -------------------
                                                   08/31/07  08/31/06
                                                   -------------------


Revenues                                              $586.9    $334.9

Operating costs and expenses:
    Cost of goods sold                                 324.5     171.8
    Selling, general and administrative expenses       222.7     196.6
    Bad debt expense                                    17.8      15.7
    Depreciation and amortization                       16.7      16.9
                                                   -------------------
Total operating costs and expenses                     581.7     401.0

Operating income (loss)                                  5.2    (66.1)

Interest expense, net                                    8.4       7.4
                                                   -------------------

Loss before income taxes                               (3.2)    (73.5)

Tax benefit                                              0.4      26.6
                                                   -------------------

Net loss                                              ($2.8)   ($46.9)
                                                   ===================

Basic and diluted weighted average shares
 outstanding (1)                                        39.7      42.0

Basic and diluted loss per share                     ($0.07)   ($1.12)

                                                   -------------------

(1) On June 1, 2007, the Company entered into an agreement with a major financial institution to repurchase $200.0 of its outstanding Common Stock under a "collared" Accelerated Share Repurchase (the "ASR") Agreement. Under the ASR, the Company initially received approximately 5.1 million shares of Common Stock from the financial institution on June 28, 2007, which is reflected in the Treasury Stock component of Stockholders' equity. This had a 3.6 million share effect on basic and diluted weighted shares outstanding for the three months ended August 31, 2007. The maximum number of shares of Common Stock that can be received under the ASR is 6.2 million shares. The actual number of shares to be received by the Company from the financial institution will be determined based on the weighted average market price of the Common Stock during the four-month period after the initial execution date.




                        SCHOLASTIC CORPORATION
                   RESULTS OF OPERATIONS - SEGMENTS
                             (UNAUDITED)
                        (Amounts in millions)

                                              THREE MONTHS ENDED
                                        ------------------------------
                                        08/31/07 08/31/06    Change
                                        ----------------- ------------


Children's Book Publishing &
 Distribution
   Revenue
      Book Clubs                            $9.9    $10.7 ($0.8)  (7%)
      Continuities                          46.4     44.9    1.5    3%
      Trade                                276.2     45.4  230.8     *
      Book Fairs                            10.0     11.6  (1.6) (14%)
                                        ------------------------
   Total revenue                           342.5    112.6  229.9     *
   Operating income (loss)                   2.7   (67.3)   70.0     *
                                        -----------------
   Operating margin                         0.8%        *

Educational Publishing
   Revenue                                 127.8    127.4    0.4    0%
   Operating income                         30.6     32.7  (2.1)  (6%)
                                        -----------------
   Operating margin                        23.9%    25.7%

International
   Revenue                                  99.6     79.2   20.4   26%
   Operating loss                          (2.7)    (5.5)    2.8   51%
                                        -----------------
   Operating margin                            *        *

Media, Licensing and Advertising
   Revenue                                  17.0     15.7    1.3    8%
   Operating loss                          (5.1)    (6.1)    1.0   16%
                                        -----------------
   Operating margin                            *        *

Overhead expense                            20.3     19.9  (0.4)  (2%)
                                        ------------------------

Operating income (loss)                     $5.2  ($66.1)  $71.3     *
                                        ========================


 * Percent not meaningful.




                        SCHOLASTIC CORPORATION
                       SUPPLEMENTAL INFORMATION
                             (UNAUDITED)
                        (Amounts in millions)

            SELECTED BALANCE SHEET ITEMS
                                                   08/31/07  08/31/06
                                                   -------------------


    Cash and cash equivalents                          $42.7     $19.7
    Accounts receivable, net                           479.0     249.8
    Inventories                                        531.2     548.0
    Accounts payable                                   176.3     164.3
    Accrued royalties                                  150.6      47.7
    Lines of credit, short-term debt and current
     portion of long-term debt                          73.1     301.5
    Long-term debt, excluding current portion          516.4     174.3
    Total debt                                         589.5     475.8
    Total capital lease obligations                     64.7      67.7
    Total stockholders' equity                         925.5     999.9
    Net debt (1)                                       546.8     456.1

              SELECTED CASH FLOW ITEMS
                                                   THREE MONTHS ENDED
                                                   -------------------
                                                   08/31/07  08/31/06
                                                   -------------------


    Net cash provided by (used in) operating
     activities                                      ($99.1)  ($125.1)
    Less: Additions to property, plant and
     equipment                                           9.7       6.2
        Pre-publication and production costs            11.8      10.5
        Royalty advances                                 9.1       6.1
                                                   -------------------

    Free cash flow (use) (2)                        ($129.7)  ($147.9)
                                                   ===================

(1) Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2) Free cash flow or use is defined by the Company as net cash provided by or used in operating activities, reduced by spending on property, plant and equipment; pre-publication and production costs; and royalty advances. The Company believes that this measure, which is a non-GAAP financial measure, is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow or use as a further indicator of operating performance and for planning investing activities.



    CONTACT: Scholastic Corporation
             Media:
             Kyle Good, 212-343-4563
             or
             Investors:
             Jeffrey Mathews, 212-343-6741